FS Investment Corporation II 8-K

Exhibit 3.1

FS INVESTMENT CORPORATION II

ARTICLES SUPPLEMENTARY

FS Investment Corporation II, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: Under a power contained in Title 3, Subtitle 8 of the Maryland General Corporation Law (the “MGCL”), by resolution duly adopted by the board of directors of the Corporation (the “Board”), the Corporation elected to be subject to Sections 3-803 and 3-804(c) of the MGCL.

SECOND: The Corporation’s election to be subject to Sections 3-803 and 3-804(c) of the MGCL has been approved by the Board in the manner and by the vote required by law.

THIRD: The undersigned acknowledges these Articles Supplementary to be a corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Chief Executive Officer, and attested to by its Secretary, on this 13th day of June, 2017.

FS INVESTMENT CORPORATION II

By:	/s/ Michael C. Forman	(SEAL)
Name:	Michael C. Forman
Title:	Chief Executive Officer

ATTEST

By:	s/ Stephen S. Sypherd
Name:	Stephen S. Sypherd
Title:	Secretary